Exhibit 4.2
FIRST AMENDMENT TO THE
AMENDED AND RESTATED ADMINISTRATION AGREEMENT
THIS AMENDMENT (the “Amendment”) to the Amended and Restated Administration Agreement dated as of August 5, 2022 (the “Agreement”) between Brookfield Corporation (formerly known as Brookfield Asset Management Inc.) (“BAM”) and Brookfield Reinsurance Ltd. (formerly known as Brookfield Asset Management Reinsurance Partners Ltd.)(the “Company”) is made as of the 22nd day of March, 2024, by the undersigned. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.
WHEREAS the Agreement provides, among other things, that BAM provides administrative services if and as requested by the Company, including providing BAM employees to serve as Chief Executive Officer, Chief Financial Officer and Chief Investment Officer of the Company (“Executives”);
WHEREAS the individuals currently serving as the Executives are Sachin Shah (Chief Executive Officer), Thomas Corbett (Chief Financial Officer) and Lorenzo Lorilla (Chief Investment Officer);
WHEREAS the parties to the Agreement recognized and acknowledged that, during the term, the scope and nature of the services required by the Company and its Subsidiaries would change, including that, subject to the approval by a majority of the members of the Board, the Company may transition to directly employing the Executives;
WHEREAS the Company (i) desires to directly employ the Executives effective as of the date hereof and (ii) is now providing internally a number of services contemplated by the Agreement, including legal, tax, compliance, financial accounting and reporting, external affairs (including government relations, investor relations and public relations), internal audit and human resources (collectively with the provision of the Executives, the “Internalized Services”) and therefore no longer requires the Internalized Services to be provided by BAM under the Agreement;
WHEREAS the Company intends to evaluate, on quarterly basis, which services, if any, the Company still requires to be provided by Brookfield, with a view to internalizing, to the greatest degree possible, all administrative services over time;
WHEREAS the parties wish to make certain amendments to the Agreement in order to effect the foregoing;
NOW THEREFORE,
1.Amendment to Section 1.1
Section 1.1(h), (i) and (j) are hereby deleted in their entirety and replaced with the following:
(h) [Intentionally left blank];
(i) [Intentionally left blank];
(j) [Intentionally left blank];

2.Amendment to Section 3.1
(a)Section 3.1(a) is hereby deleted in its entirety and replaced with the following:
(a) [Intentionally left blank];
(b)Section 3.1(b) is hereby deleted in its entirety and replaced with the following:
(b) support for payroll processing and administration, benefits administration, support for equity compensation administration and reporting, information technology systems and support and the provision of office space; and
3.Amendment to Section 3.2
(a)Section 3.2(a) is hereby deleted in its entirety and replaced with the following:
(a) [Intentionally left blank]
(b)Section 3.2(b) is hereby deleted in its entirety and replaced with the following:
(b) [Intentionally left blank]
4.Amendment to Section 4.1
Section 4.1 is hereby deleted in its entirety and replaced with the following:
4.1    The Company agrees to pay to BAM during the Term all costs associated with the BAM Services, plus all applicable HST and other indirect or value added taxes, and all other agreed upon amounts, which costs shall be invoiced and billed in accordance with this Section 4.1 (collectively, the “Services Fees”).
5.Amendment to Section 8.3
Section 8.3(a) is hereby deleted in its entirety and replaced with the following:
(a)    The Company acknowledges that BAM or its Subsidiaries or associates are engaged in or may become engaged in a variety of other businesses. The Company acknowledges and consents to any and all such activities and agrees that nothing herein shall prevent BAM or any of its Subsidiaries or associates or any of their respective officers, directors or employees from having other business interests, even though such business interests may be similar to or competitive with the affairs of the Company or any of its Subsidiaries. BAM and its Subsidiaries and associates and their respective directors, officers and employees shall have the right independently to engage in and receive the full benefits from business activities whether or not similar to or competitive with the affairs of the Company or its Subsidiaries, without consulting the Company.
6.Amendment to Section 11.1
The last paragraph of Section 11.1 is hereby deleted in its entirety and replaced with the following:
For the purposes of this Agreement, references to “termination”, “terminate this Agreement” or “termination of this Agreement” or similar expressions refer to any termination of this Agreement by the Company or by BAM, or any termination of this Agreement by all Parties, as the case may be. Termination of this Agreement shall not terminate or negate any obligations of a Party to another Party under this Agreement that have arisen or accrued up to the effective time of termination. For the avoidance of doubt, in no event shall a termination of a particular BAM Service under this Agreement constitute a termination of this Agreement.
7.This amendment shall be effective upon the date first written above.
8.This amendment shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.
9.Except as modified herein, all terms and conditions of the Agreement shall remain in full force and effect.
10.This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall be construed together as one agreement.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have duly executed this Amendment as of the date first above written.

BROOKFIELD CORPORATION
By:	/s/ Swati Mandava
Name: Swati Mandava
Title: Managing Director, Legal & Regulatory
I have the authority to bind the Corporation.
BROOKFIELD REINSURANCE LTD.
By:	/s/ Anna Knapman-Scott
Name: Anna Knapman-Scott
Title: Corporate Secretary
I have the authority to bind the Company.

[First Amendment to Amended and Restated Administration Agreement]